Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8) pertaining to the Clear Channel 2008 Executive Incentive Plan; Amended and Restated Clear Channel Communications, Inc. 2001 Stock Incentive Plan (No. 333-152647); and

2.	Registration Statement (Form S-8) pertaining to the Clear Channel Nonqualified Deferred Compensation Plan (No. 333-152648)

of our report dated February 19, 2015 (except for Notes 2 and 13, as to which the date is June 24, 2015), with respect to the consolidated financial statements and schedule of iHeartMedia, Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

San Antonio, Texas

June 24, 2015